Exhibit 99

RPC, Inc. Reports First Quarter 2014 Financial Results

ATLANTA, April 23, 2014 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the first quarter ended March 31, 2014.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, and in selected international markets.

For the quarter ended March 31, 2014, revenues increased 17.8 percent to $501.7 million compared to $425.8 million in the first quarter of 2013.  Revenues increased compared to the prior year due to higher activity levels in several of our large service lines, greater service intensity, and a larger fleet of revenue-producing equipment, partially offset by lower pricing for our services. Operating profit for the first quarter increased by 14.0 percent to $65.2 million compared to operating profit of $57.2 million in the same period for the prior year due to higher revenues.  Net income was $39.4 million or $0.18 diluted earnings per share, compared to $35.1 million or $0.16 diluted earnings per share in the same period of 2013.  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by 9.2 percent to $120.8 million compared to $110.6 million in the prior year. 1

Cost of revenues during the first quarter of 2014 was $330.0 million, or 65.8 percent of revenues, compared to $268.2 million, or 63.0 percent of revenues, in the prior year.  Cost of revenues increased primarily due to higher materials and supplies expenses associated with increased activity levels and service intensity, and higher employment costs associated with increased activity levels.  Cost of revenues as a percentage of revenues increased primarily due to competitive pricing for our services.

Selling, general and administrative expenses were $48.7 million in the first quarter of 2014, compared to $44.9 million in the same period of the prior year.  Selling, general and administrative expenses increased due to higher activity levels but decreased as a percentage of revenues compared to the prior year due to the leverage of fixed costs over higher revenues.  Depreciation and amortization increased to $55.5 million during the quarter compared to $52.8 million in the first quarter of 2013.

 “RPC’s financial results during the first quarter of 2014 compared to the prior year reflect higher activity levels and greater service intensity in our largest service lines,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “In addition, our financial results benefited from the slight growth in the size of our pressure pumping fleet, which operated in oil and liquids-rich basins, as well as some activity increases in selected markets due to the higher price of natural gas during the first quarter of 2014.  These positive developments were partially offset by the impact of prolonged winter weather during the first quarter as well as continued competitive pricing for our services.  We estimate that severe weather in several of our U.S. domestic markets, particularly during January and February, reduced RPC’s first quarter revenues by approximately five percent.  From an industry perspective, the average U.S. domestic rig count during the first quarter was 1,779, a 1.2 percent increase compared to the same period in 2013, and a 1.3 percent increase compared to the fourth quarter of 2013.  The average price of natural gas during the first quarter was $4.86 per Mcf, a 38.9 percent increase compared to the prior year, and a 26.9 percent increase compared to the fourth quarter of 2013.  The average price of oil during the quarter was $98.70 per barrel, a 4.6 percent increase compared to the prior year and a 1.3 percent increase compared to the fourth quarter of 2013.  The average price of benchmark natural gas liquids was $1.30 per gallon during the first quarter of 2014, a 50.7 percent increase compared to the first quarter of 2013, and a 9.5 percent increase compared to the fourth quarter of 2013.  The unconventional rig count, an important indicator of the demand for RPC’s services, increased by 5.7 percent compared to the prior year, and during the first quarter of 2014 represented 78.2 percent of U.S. domestic drilling activity.  Our geographical concentration in markets with higher activity levels continues to benefit our financial results, and facilitated revenue growth that exceeded the changes in these industry metrics.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

First Quarter 2014 Earnings Release

“RPC also continues to benefit from higher completion service intensity and improved drilling efficiencies.  The efficiency of the average U.S. domestic drilling rig increased by three percent during the first quarter of 2014 compared to the prior year, which supplemented the growth in the overall rig count.  In the Permian Basin, where the largest single concentration of our pressure pumping fleet operates, the drilling rig count has risen at a greater rate than the rest of the U.S. domestic market, and is increasingly comprised of unconventional drilling and completion operations.  During the quarter, we experienced steady increases in our revenues and profitability as customer activities resumed from the holidays and winter weather became less of an issue.  However, the continued growing service intensity of our work increased the logistical requirements related to raw materials.  During the first quarter, we experienced very high demand for proppant in certain markets and had to use more costly transportation methods to meet our customers’ needs. These efforts reduced our efficiencies and increased our costs, which negatively impacted our operating margin.  We are now seeing indications that the costs of raw materials used in providing services to our customers may increase.  These factors, coupled with continued strong competition and qualified labor scarcity, continue to pressure our profitability.

“During the first quarter, we invested $37.9 million in maintenance and growth capital expenditures.  The balance on our syndicated credit facility at the end of the quarter was $80.8 million, an increase compared to $53.3 million at the end of 2013.  However, our balance sheet showed $44.3 million in cash at the end of the first quarter, a higher than normal balance which was due to the timing of cash receipts.  Our balance sheet continues to be well-capitalized and allows us to take advantage of any strategic opportunities that may arise,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

First Quarter 2014 Earnings Release

Technical Services revenues increased 18.5 percent for the quarter compared to the prior year due to higher activity levels in most of the service lines within this segment, as well as greater service intensity and raw material usage in pressure pumping, the largest service line within this segment.  Support Services revenues increased 9.2 percent during the quarter compared to the prior year principally due to higher activity levels in the rental tool service line, which is the largest service line within this segment.  Operating profit in both Technical and Support Services increased due to higher activity levels.  In Technical Services, operating profit also increased due to greater service intensity in pressure pumping.

(in thousands)	Three Months Ended March 31
	2014	2013

Revenues:
Technical services	$466,970	$394,011
Support services	34,722	31,810
Total revenues	$501,692	$425,821
Operating Profit:
Technical services	$64,896	$58,501
Support services	7,457	6,258
Corporate expenses	(4,889)	(4,900)
Loss on disposition of assets, net	(2,232)	(2,640)
Total operating profit	$65,232	$57,219
Interest Expense	(337)	(340)
Interest Income	4	5
Other Income, net	80	555

Income before income taxes	$64,979	$57,439

RPC, Inc. will hold a conference call today, April 23, 2014 at 9:00 a.m. ET to discuss the results of the first quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net.  The live conference call can also be accessed by calling (888) 329-8893 or (719) 325-2469 and using the access code #2865781.  For those not able to attend the live conference call, a replay of the conference call will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

First Quarter 2014 Earnings Release

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes.  In particular, such statements include, without limitation, our belief that our balance sheet allows us to take advantage of any strategic opportunities that may arise.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers.  Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC’s Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2013.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net

First Quarter 2014 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended March 31, (Unaudited)	First Quarter
	2014	2013	% BETTER (WORSE)
REVENUES	$501,692	$425,821	17.8%
COSTS AND EXPENSES:
Cost of revenues	330,015	268,227	(23.0)
Selling, general and administrative expenses	48,708	44,914	(8.4)
Depreciation and amortization	55,505	52,821	(5.1)
Loss on disposition of assets, net	2,232	2,640	15.5
Operating profit	65,232	57,219	14.0
Interest expense	(337)	(340)	0.9
Interest income	4	5	(20.0)
Other income, net	80	555	(85.6)
Income before income taxes	64,979	57,439	13.1
Income tax provision	25,591	22,363	(14.4)
NET INCOME	$39,388	$35,076	12.3%

EARNINGS PER SHARE
Basic	$0.18	$0.16	12.5%
Diluted	$0.18	$0.16	12.5%

AVERAGE SHARES OUTSTANDING
Basic	215,175	216,194
Diluted	216,214	217,525

First Quarter 2014 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(In thousands)
	2014	2013
ASSETS
Cash and cash equivalents	$44,293	$10,283
Accounts receivable, net	467,978	375,126
Inventories	135,727	132,682
Deferred income taxes	12,502	5,952
Income taxes receivable	2,099	11,996
Prepaid expenses	8,538	10,516
Other current assets	1,691	4,110
Total current assets	672,828	550,665
Property, plant and equipment, net	707,774	758,587
Goodwill	32,150	24,093
Other assets	21,543	19,231
Total assets	$1,434,295	$1,352,576

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$141,398	$122,797
Accrued payroll and related expenses	30,439	24,976
Accrued insurance expenses	6,374	6,404
Accrued state, local and other taxes	6,505	5,026
Income taxes payable	6,593	777
Other accrued expenses	1,230	1,397
Total current liabilities	192,539	161,377
Long-term accrued insurance expenses	11,183	10,714
Notes payable to banks	80,800	87,600
Long-term pension liabilities	22,229	27,798
Other long-term liabilities	7,902	2,388
Deferred income taxes	141,330	150,210
Total liabilities	455,983	440,087
Common stock	21,884	22,056
Capital in excess of par value	-	-
Retained earnings	966,966	904,860
Accumulated other comprehensive loss	(10,538)	(14,427)
Total stockholders’ equity	978,312	912,489
Total liabilities and stockholders’ equity	$1,434,295	$1,352,576

First Quarter 2014 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today’s earnings release, and anticipates using EBITDA in today’s earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC’s investor website, which can be found on the Internet at www.rpc.net.

Periods ended March 31, (Unaudited)	First Quarter		%
			BETTER
	2014	2013	(WORSE)

Reconciliation of Net Income to EBITDA
Net Income	$39,388	$35,076	12.3%
Add:
Income tax provision	25,591	22,363	(14.4)
Interest expense	337	340	0.9
Depreciation and amortization	55,505	52,821	(5.1)
Less:
Interest income	4	5	(20.0)
EBITDA	$120,817	$110,595	9.2%

EBITDA PER SHARE
Basic	$0.56	$0.51	9.8%
Diluted	$0.56	$0.51	9.8%